Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

August 31, 2023 Farmers and Merchants Bank 4510 Lower Beckleysville Road, Suite H Hampstead, MD 21074	Contact: Mr. Gary A. Harris President and CEO (410) 374-1510, ext. 1104

ROBERT (BOB) POLLOKOFF ACCEPTS POSITION ON FARMERS AND MERCHANTS

BANCSHARES, INC. BOARD OF DIRECTORS

HAMPSTEAD, MARYLAND (August 31, 2023) – Mr. Robert (Bob) Pollokoff has accepted a position on the Boards of Directors of Farmers and Merchants Bancshares, Inc. and its primary subsidiary, Farmers and Merchants Bank (the “Bank”). Mr. Pollokoff is currently the President & CEO of The Fedder Company, a commercial real estate investment and management company that was founded in the mid 1970’s. Bob began with the company in 1984 serving as Property Manager, and was appointed President in 1998. Bob is a native of Baltimore, and attended Bucknell University in Lewisburg, PA.  After graduating in 1981 he began his career at City Federal Financial in New Jersey, where he eventually was an assistant loan officer in their commercial mortgage lending division. In 1990 he received a Masters in Business Administration from Loyola University in Baltimore where he also taught senior finance majors a course in real estate investment.  From 1991-1998, Bob served on the Board of Comprehensive Housing Assistance, Inc., a non-profit agency that provides housing assistance for the elderly as well as first-time home buyers in the Upper Park Heights community. He was President from 1997-1998. Currently Bob is on the Board of the Associated Jewish Charities and serves as Chair of Funds and Foundations, helping direct donors meet their charitable goals. Bob has also volunteered his services to Habitat for Humanity. Gary A. Harris, President and CEO commented, “Bob is an accomplished business leader. He will add great value to our board of directors, and the Company and Bank will benefit from his perspective and insight. We are glad to welcome him to the Board of Directors.”

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.